Exhibit 99.1

News Release	One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone 805-447-1000 www.amgen.com

AMGEN REPORTS SECOND QUARTER 2026 FINANCIAL RESULTS

THOUSAND OAKS, Calif. (Aug. 4, 2026) - Amgen (NASDAQ:AMGN) today announced financial results for the second quarter of 2026.

"Our results demonstrate strong performance across our business. Our six key growth drivers grew 26% year over year, generating nearly 70% of second-quarter product sales. As we expand the potential of our existing medicines through new indications and advance the next wave of pipeline molecules through Phase 3, we remain confident in our ability to deliver growth well into the next decade," said Robert A. Bradway, chairman and chief executive officer.

Key results include:
•For the second quarter, total revenues increased 10% to $10.1 billion in comparison to the second quarter of 2025.
◦Product sales grew 9%, driven by volume growth.
◦Twenty-two products delivered at least double-digit sales growth in the second quarter.
◦Seventeen products are annualizing at more than $1 billion based on second quarter sales.
•GAAP earnings per share (EPS) increased 65% from $2.65 to $4.37 for the second quarter, driven by higher revenues.
◦For the second quarter, GAAP operating income increased from $2.7 billion to $3.5 billion, and GAAP operating margin increased 6.5 percentage points to 36.8%.
•Non-GAAP EPS increased 4% from $6.02 to $6.29 for the second quarter, primarily driven by higher revenues, partially offset by higher operating expenses and higher income tax expense.
◦For the second quarter, non-GAAP operating income increased from $4.3 billion to $4.6 billion, and non-GAAP operating margin decreased 0.5 percentage points to 48.4%.
•The Company generated $3.5 billion of free cash flow in the second quarter of 2026 versus $1.9 billion in the second quarter of 2025. The increase reflects the final repatriation tax payment in the second quarter of 2025 and current period business performance, partially offset by timing of working capital.

AMGEN REPORTS SECOND QUARTER 2026 FINANCIAL RESULTS

References in this release to “non-GAAP” measures, measures presented “on a non-GAAP basis,” and “free cash flow” (computed by subtracting capital expenditures from operating cash flow) refer to non-GAAP financial measures. Adjustments to the most directly comparable GAAP financial measures and other items are presented on the attached reconciliations. Refer to Non-GAAP Financial Measures below for further discussion.

Product Sales Performance

General Medicine

•Repatha® (evolocumab) sales increased 37% year-over-year to $953 million in the second quarter, driven by volume growth.

•EVENITY® (romosozumab-aqqg) sales increased 38% year-over-year to $714 million in the second quarter, driven by volume growth.

•Prolia® (denosumab) sales decreased 32% year-over-year to $759 million in the second quarter, driven by 20% lower volume and 12% lower net selling price as multiple biosimilars have launched globally with more biosimilars expected.

Rare Disease

•TEPEZZA® (teprotumumab-trbw) sales increased 14% year-over-year to $576 million in the second quarter, primarily driven by 6% higher net selling price and 6% volume growth.

•KRYSTEXXA® (pegloticase) sales increased 15% year-over-year to $400 million in the second quarter, driven by 23% higher net selling price, partially offset by lower inventory levels.

•UPLIZNA® (inebilizumab-cdon) sales increased 90% year-over-year to $335 million in the second quarter, primarily driven by volume growth.

•TAVNEOS® (avacopan) sales increased 36% year-over-year to $150 million in the second quarter, driven by volume growth. We continue to engage with the U.S. Food and Drug Administration (FDA) and believe that TAVNEOS demonstrates clinical effectiveness and a favorable benefit-risk profile.

Inflammation

•TEZSPIRE® (tezepelumab-ekko) sales increased 42% year-over-year to $486 million in the second quarter, driven by volume growth.

•Otezla® (apremilast) sales decreased 21% year-over-year to $491 million in the second quarter, primarily driven by 9% lower net selling price and 6% lower volume.

•Enbrel® (etanercept) sales decreased 4% year-over-year to $580 million in the second quarter, primarily driven by 22% lower net selling price, partially offset by 16% favorable changes to estimated sales deductions. The decline in net selling price reflects the impact of U.S. Medicare Part D price setting under the Inflation Reduction Act, effective January 1, 2026, as well as an increased 340B Program mix.

•AMJEVITA® (adalimumab-atto)/AMGEVITA™ (adalimumab) sales increased 17% year-over-year to $155 million in the second quarter, primarily driven by volume growth.

AMGEN REPORTS SECOND QUARTER 2026 FINANCIAL RESULTS

•PAVBLU® (aflibercept-ayyh) sales increased 121% year-over-year to $287 million in the second quarter, primarily driven by volume growth based on its position as the only commercially available biosimilar to EYLEA® in the U.S. during this period.

Oncology

•BLINCYTO® (blinatumomab) sales increased 23% year-over-year to $472 million in the second quarter, primarily driven by 16% volume growth.

•IMDELLTRA® (tarlatamab-dlle)/IMDYLLTRA™ (tarlatamab) sales increased 115% year-over-year to $288 million in the second quarter, primarily driven by volume growth.

•Vectibix® (panitumumab) sales increased 11% year-over-year to $338 million in the second quarter, primarily driven by volume growth.

•KYPROLIS® (carfilzomib) sales decreased 17% year-over-year to $314 million in the second quarter, driven by lower volume.

•LUMAKRAS®/LUMYKRAS™ (sotorasib) sales increased 23% year-over-year to $111 million in the second quarter, primarily driven by volume growth.

•Nplate® (romiplostim) sales increased 17% year-over-year to $430 million in the second quarter, driven by 13% volume growth and higher net selling price.

•XGEVA® (denosumab) sales decreased 34% year-over-year to $352 million in the second quarter, primarily driven by 22% lower volume and 8% lower net selling price as multiple biosimilars have launched globally with more biosimilars expected.

•MVASI® (bevacizumab-awwb) sales decreased 20% year-over-year to $153 million in the second quarter, driven by 16% lower net selling price and lower volume.

Established Products

•Our established products, which consist of Aranesp® (darbepoetin alfa), Neulasta® (pegfilgrastim), and Parsabiv® (etelcalcetide), generated $632 million of sales in the second quarter. Sales increased 19% year-over-year, driven by 15% higher net selling price and 2% volume growth.

AMGEN REPORTS SECOND QUARTER 2026 FINANCIAL RESULTS

Product Sales Detail by Product and Geographic Region

$Millions, except percentages	Q2 ’26			Q2 ’25	YOY Δ
	U.S.	ROW	TOTAL	TOTAL	TOTAL
Repatha®	$510	$443	$953	$696	37%
EVENITY®	550	164	714	518	38%
Prolia®	478	281	759	1,122	(32%)
TEPEZZA®	520	56	576	505	14%
KRYSTEXXA®	399	1	400	349	15%
UPLIZNA®	317	18	335	176	90%
TAVNEOS®	143	7	150	110	36%
Ultra-Rare products(1)	144	5	149	183	(19%)
TEZSPIRE®	486	—	486	342	42%
Otezla®	431	60	491	618	(21%)
Enbrel®	574	6	580	604	(4%)
AMJEVITA®/AMGEVITA™	26	129	155	133	17%
PAVBLU®	280	7	287	130	*
WEZLANA®/WEZENLA™	—	61	61	35	74%
BLINCYTO®	285	187	472	384	23%
IMDELLTRA®/IMDYLLTRA™	233	55	288	134	*
Vectibix®	167	171	338	305	11%
KYPROLIS®	201	113	314	378	(17%)
LUMAKRAS®/LUMYKRAS™	62	49	111	90	23%
Nplate®	275	155	430	369	17%
XGEVA®	187	165	352	532	(34%)
MVASI®	106	47	153	191	(20%)
Aranesp®	94	258	352	359	(2%)
Neulasta®	164	15	179	82	*
Parsabiv®	54	47	101	92	10%
Other products(2)	304	47	351	334	5%
Total product sales	$6,990	$2,547	$9,537	$8,771	9%

* Change in excess of 100%
(1) Ultra-Rare products consist of PROCYSBI®, RAVICTI®, ACTIMMUNE®, BUPHENYL®, and QUINSAIR®.
(2) Other products consist of Aimovig®, AVSOLA®, KANJINTI®, EPOGEN®, BKEMV®/BEKEMV™, RIABNI®, IMLYGIC®, NEUPOGEN®, RAYOS®, DUEXIS®, Sensipar®/Mimpara™, Corlanor®, and PENNSAID®. Biosimilars total $199 million in Q2 ’26 and $172 million in Q2 ’25. Rare Disease products total ($3) million in Q2 ’26 and $4 million in Q2 ’25.

AMGEN REPORTS SECOND QUARTER 2026 FINANCIAL RESULTS

Operating Expense, Operating Margin and Tax Rate Analysis
On a GAAP basis:
•Total Operating Expenses remained relatively unchanged year-over-year for the second quarter. Cost of Sales as a percentage of product sales decreased 4.8 percentage points, driven by lower amortization expense from acquisition-related assets, partially offset by higher profit share expense, higher manufacturing costs and changes in our sales mix. Research & Development (R&D) expenses increased 7% driven by higher spend in both Later-Stage Clinical Programs, primarily those related to MariTide, and Marketed Product Support. Selling, General & Administrative (SG&A) expenses increased 3% driven by higher general and administrative expenses and higher commercial product-related expenses. Other operating expenses for the second quarter included litigation expenses.
•Operating Margin as a percentage of product sales increased 6.5 percentage points to 36.8%.
•Tax Rate increased 5.5 percentage points for the second quarter primarily driven by the change in earnings mix, including lower amortization expense from acquisition-related assets.
On a non-GAAP basis:
•Total Operating Expenses increased 11% year-over-year for the second quarter. Cost of Sales as a percentage of product sales increased 1.9 percentage points, driven by higher profit share expense, higher manufacturing costs, and changes in our sales mix. R&D expenses increased 10% primarily driven by higher spend in both Later-Stage Clinical Programs, primarily those related to MariTide, and Marketed Product Support. SG&A expenses increased 4% primarily driven by higher general and administrative expenses and higher commercial product-related expenses.
•Operating Margin as a percentage of product sales decreased 0.5 percentage points for the second quarter to 48.4%.
•Tax Rate increased 1.4 percentage points for the second quarter primarily driven by the change in earnings mix and net unfavorable items in the current-year period.

$Millions, except percentages	GAAP			Non-GAAP
	Q2 ’26	Q2 ’25	YOY Δ	Q2 ’26	Q2 ’25	YOY Δ
Cost of Sales	$2,811	$3,011	(7%)	$1,874	$1,551	21%
% of product sales	29.5%	34.3%	(4.8) pts.	19.6%	17.7%	1.9 pts.
Research & Development	$1,868	$1,744	7%	$1,851	$1,685	10%
% of product sales	19.6%	19.9%	(0.3) pts.	19.4%	19.2%	0.2 pts.
Selling, General & Administrative	$1,745	$1,691	3%	$1,717	$1,650	4%
% of product sales	18.3%	19.3%	(1.0) pts.	18.0%	18.8%	(0.8) pts.
Other	$116	$77	51%	$—	$—	N/A
Total Operating Expenses	$6,540	$6,523	0%	$5,442	$4,886	11%

Operating Margin
Operating income as % of product sales	36.8%	30.3%	6.5 pts.	48.4%	48.9%	(0.5) pts.

Tax Rate	14.2%	8.7%	5.5 pts.	15.6%	14.2%	1.4 pts.

pts: percentage points
N/A = not applicable

AMGEN REPORTS SECOND QUARTER 2026 FINANCIAL RESULTS

Cash Flow and Balance Sheet
•The Company generated $3.5 billion of free cash flow in the second quarter of 2026 versus $1.9 billion in the second quarter of 2025. The increase reflects the final repatriation tax payment in the second quarter of 2025 and current period business performance, partially offset by timing of working capital.
•The Company declared a second quarter 2026 dividend on March 4, 2026 of $2.52 per share that was paid on June 5, 2026 to all stockholders of record as of May 15, 2026, representing a 6% increase from the same period in 2025.
•During the second quarter of 2026, there were no repurchases of shares of common stock under our stock repurchase program.
•Cash and cash equivalents totaled $14.0 billion and debt outstanding totaled $57.3 billion as of June 30, 2026.

$Billions, except shares	Q2 ’26	Q2 ’25	YOY Δ
Operating Cash Flow	$4.0	$2.3	$1.7
Capital Expenditures	$0.5	$0.4	$0.1
Free Cash Flow	$3.5	$1.9	$1.6
Dividends Paid	$1.4	$1.3	$0.1
Share Repurchases	$0.0	$0.0	$0.0
Average Diluted Shares (millions)	544	541	3

Note: Numbers may not add due to rounding

$Billions	6/30/26	12/31/25	YTD Δ
Cash and Cash Equivalents	$14.0	$9.1	$4.9
Debt Outstanding	$57.3	$54.6	$2.7

Note: Numbers may not add due to rounding

2026 Guidance
For the full year 2026, the Company expects:
•Total revenues in the range of $38.2 billion to $39.4 billion.
•On a GAAP basis, EPS in the range of $15.80 to $17.08, and a tax rate in the range of 14.5% to 16.0%.
•On a non-GAAP basis, EPS in the range of $22.30 to $23.50, and a tax rate in the range of 15.0% to 16.5%.
•Capital expenditures to be approximately $2.6 billion.
•Share repurchases not to exceed $3.0 billion.

AMGEN REPORTS SECOND QUARTER 2026 FINANCIAL RESULTS

Second Quarter Product and Pipeline Update
The Company provided the following updates on selected product and pipeline programs:

General Medicine
MariTide (maridebart cafraglutide/AMG 133)
•MariTide is a differentiated antibody-peptide conjugate that activates the glucagon-like peptide-1 (GLP-1) receptor and antagonizes the glucose-dependent insulinotropic polypeptide receptor (GIPR). MariTide's long-acting design supports starting with monthly dosing, and staying on MariTide with as few as 4 or 6 doses per year.
•MARITIME-1, a Phase 3 study of MariTide for chronic weight management, is ongoing in adults living with obesity or overweight, without Type 2 diabetes (T2D).
•MARITIME-2, a Phase 3 study of MariTide for chronic weight management, is ongoing in adults living with obesity or overweight, with T2D.
•MARITIME-CV, a Phase 3 study of MariTide on cardiovascular (CV) outcomes, is enrolling adults living with established atherosclerotic cardiovascular disease and obesity or overweight.
•MARITIME-HF, a Phase 3 study of MariTide on reduction of heart failure events and cardiovascular risk, is enrolling adults living with heart failure with preserved or mildly reduced ejection fraction and obesity.
•MARITIME-OSA-1, a Phase 3 study of MariTide, is enrolling adults living with obstructive sleep apnea on positive airway pressure therapy and living with obesity or overweight.
•MARITIME-OSA-2, a Phase 3 study of MariTide, is enrolling adults living with obstructive sleep apnea not on positive airway pressure therapy and living with obesity or overweight.
•MARITIME-SWITCH, a Phase 3 study of MariTide, is enrolling adults living with obesity or overweight who will be switching from weekly tirzepatide or weekly semaglutide to MariTide on an every eight-week or quarterly dosing schedule.
•MARITIME-1 EXTENSION, a Phase 3 long-term extension study of MariTide, to evaluate the maintenance of weight loss with monthly, every eight-week or quarterly dosing, is enrolling adults living with obesity or overweight without T2D who completed the MARITIME-1 study.
•MARITIME-2 EXTENSION, a Phase 3 long-term extension study of MariTide, to evaluate the maintenance of weight loss with monthly and every eight-week dosing, is enrolling adults living with obesity or overweight with T2D who completed the MARITIME-2 study.
•Three Phase 3 studies of MariTide in people living with T2D will be initiated in 2026.
•A Phase 2b study of MariTide to assess the effect of MariTide on liver fat reduction and weight loss is enrolling adults living with obesity or overweight with elevated liver fat.

AMG 513
•Future development of AMG 513 will be discontinued.
•A Phase 1 study of AMG 513 in adults living with obesity will remain ongoing to follow enrolled participants through completion of the study.

AMGEN REPORTS SECOND QUARTER 2026 FINANCIAL RESULTS

Repatha
•In May, results from a new analysis of the Phase 3 VESALIUS-CV pre-cardiovascular event trial in a subgroup of patients who had a prior percutaneous coronary intervention (PCI) were presented at the European Paris Course on Revascularization (EuroPCR) and simultaneously published in Circulation. In this subset of 3,627 patients who had prior PCI, Repatha:
◦demonstrated a 30% relative reduction in the risk of a composite of coronary heart disease death, heart attack or ischemic stroke (3-P MACE).
◦demonstrated an 18% relative reduction in a broader composite that also included ischemia-driven revascularization (4-P MACE).
◦reduced the relative risk of heart attack by 50%, with the effect seen as soon as 6 months after randomization.
◦was associated with nominal 34% decreased risk of cardiovascular death and 24% decreased risk of all-cause death.
•In June, results from a new analysis of VESALIUS-CV in a subgroup of patients with high-risk diabetes with and without known atherosclerosis were presented at the American Diabetes Association Scientific Sessions and simultaneously published in Diabetes Care. In this subset of 6,002 patients with high-risk diabetes with and without known atherosclerosis, Repatha:
◦demonstrated a 29% relative reduction in the risk of a composite of coronary heart disease death, heart attack or ischemic stroke (3-P MACE).
◦demonstrated a 21% relative reduction in a broader composite that also included ischemia-driven revascularization (4-P MACE).
◦was associated with a nominal 21% decreased risk of all-cause death.
•Further data from three new pre-specified analyses of the VESALIUS-CV study demonstrating the protective effects of Repatha on total cardiovascular events, myocardial infarction, and fatal outcomes, will be presented as oral abstracts at the European Society of Cardiology (ESC) Congress in August 2026.
•EVOLVE-MI, a Phase 4 study of Repatha initiated within 10 days of an acute myocardial infarction to reduce the risk of cardiovascular events, is ongoing.

Olpasiran (AMG 890)
•Olpasiran is a potentially best-in-class small interfering ribonucleic acid (siRNA) molecule that reduces lipoprotein(a) (Lp(a)) synthesis in the liver.
•The OCEAN(a)-Outcomes trial, a Phase 3 secondary prevention CV outcomes study, is ongoing in patients with established atherosclerotic CV disease and elevated Lp(a).
•The OCEAN(a)-PreEvent trial, a Phase 3 primary prevention CV outcomes study, is enrolling patients with elevated Lp(a) at high risk for a first major CV event.
•The OCEAN(a)-Coronary Computed Tomography Angiography (CCTA), a Phase 3 coronary artery plaque study, is enrolling patients with atherosclerotic CV disease and elevated Lp(a).

AMGEN REPORTS SECOND QUARTER 2026 FINANCIAL RESULTS

Rare Disease
UPLIZNA
•In June, new open-label extension data from the Phase 3 MITIGATE study in patients with immunoglobulin G4-related disease (IgG4-RD) were presented at the European Alliance of Associations for Rheumatology (EULAR) 2026 Congress. Key findings included:
◦sustained response and disease control with continued UPLIZNA treatment at Year 1 of the open label period (OLP).
◦100% of patients remained flare-free and 71.4% of patients achieved both flare-free and glucocorticoid-free complete remission with continued UPLIZNA treatment through Year 1 of the OLP.
◦UPLIZNA continued to demonstrate a safety profile consistent with the established safety profile of UPLIZNA across all approved indications.
◦efficacy and safety outcomes support the longer-term use of UPLIZNA for the treatment of IgG4-RD.
•MERCURY, a Phase 2/3 study of UPLIZNA, was initiated in patients with autoimmune hepatitis (AIH).
•A Phase 3 study of UPLIZNA in patients with chronic inflammatory demyelinating polyneuropathy (CIDP) will be initiated H2 2026 - H1 2027.

TEPEZZA
•A Phase 3 study of TEPEZZA in Japan is ongoing in patients with chronic/low clinical activity score thyroid eye disease (TED).

TAVNEOS
•TAVNEOS (avacopan), a product the Company acquired in connection with its acquisition of ChemoCentryx, Inc. in 2022, was approved by the FDA in October 2021. TAVNEOS is indicated for the adjunctive treatment of adult patients with severe active anti-neutrophil cytoplasmic autoantibody (ANCA)-associated vasculitis (AAV) in combination with standard therapy including glucocorticoids.
•The Company continues to engage the FDA regarding the Center for Drug Evaluation and Research’s request to voluntarily withdraw TAVNEOS from the U.S. market. On June 1, 2026, the Company requested a hearing to discuss this topic and submitted supporting materials to the FDA on July 23, 2026. The Company believes that these materials support a favorable benefit-risk profile of TAVNEOS for patients with AAV.
•A Phase 3, open-label study of TAVNEOS in combination with rituximab or a cyclophosphamide-containing regimen has completed enrollment of patients from 6 years to < 18 years of age with active AAV (Granulomatosis with Polyangiitis (GPA)/Microscopic Polyangiitis (MPA)).

Dazodalibep
•Dazodalibep is a fusion protein that inhibits CD40 ligand (CD40L).

AMGEN REPORTS SECOND QUARTER 2026 FINANCIAL RESULTS

•Two Phase 3 studies of dazodalibep in Sjögren’s disease are underway. The first study is ongoing in patients with moderate-to-severe systemic disease activity. The second study is ongoing in patients with moderate to high symptom burden with low systemic disease activity. Completion of both studies is expected in H2 2026.

Daxdilimab
•Daxdilimab is a first-in-class plasmacytoid dendritic cell (pDC) depleting monoclonal antibody targeting immunoglobulin-like transcript 7 (ILT7).
•The Company is taking steps to advance daxdilimab to a registrational phase of development.

AMG 732
•AMG 732 is an insulin-like growth factor-1 receptor (IGF-1R) targeting monoclonal antibody.
•A Phase 2 study of AMG 732 has completed enrollment of patients with moderate-to-severe active TED.

Inflammation
TEZSPIRE
•A Phase 3 study of TEZSPIRE is ongoing in patients with eosinophilic esophagitis. Study completion is expected in H2 2026.
•Two Phase 3 studies of TEZSPIRE are enrolling adults with moderate to very severe chronic obstructive pulmonary disease (COPD) and a blood eosinophil count (BEC) ≥ 150 cells/µL.

Blinatumomab
•Blinatumomab is a bispecific T-cell engager (BiTE®) molecule targeting CD19.
•A Phase 2 study of blinatumomab in autoimmune disease is enrolling adults with refractory rheumatoid arthritis.
•A Phase 2 study of blinatumomab in autoimmune disease is ongoing in adults with systemic lupus erythematosus (SLE), with and without nephritis.

Inebilizumab
•Inebilizumab is a B-cell depleting monoclonal antibody targeting CD19.
•A Phase 2 study of inebilizumab in autoimmune disease is enrolling adults with SLE with nephritis.

Sunakiment (AMG 104/AZD8630)
•Sunakiment is an inhaled anti-thymic stromal lymphopoietin (TSLP) fragment antigen-binding (Fab) protein.

AMGEN REPORTS SECOND QUARTER 2026 FINANCIAL RESULTS

•LEVANTE, a Phase 2 study of sunakiment in patients with asthma, is complete. The results of this dose-ranging study were encouraging and informative for dose selection. In collaboration with AstraZeneca, the Company is planning a Phase 3 development program in asthma.

Oncology
BLINCYTO/blinatumomab
•Golden Gate, a Phase 3 study of BLINCYTO alternating with low-intensity chemotherapy, has completed enrollment of older adult patients with newly diagnosed CD19-positive Ph-negative B-cell precursor acute lymphoblastic leukemia (B-ALL).
•A potentially registration-enabling Phase 2 study of subcutaneous blinatumomab in both adults and adolescents with relapsed or refractory CD19-positive Philadelphia chromosome (Ph) negative B-ALL has paused enrollment of new patients following a partial clinical hold by the FDA.
•A Phase 1b/2 study of subcutaneous blinatumomab in pediatric patients with relapsed or refractory and minimal residual disease positive (MRD+) B-ALL has paused enrollment of new patients following a partial clinical hold by the FDA.
•Discussions are underway with the FDA on a path forward to reopen both subcutaneous blinatumomab studies.

IMDELLTRA/tarlatamab
•IMDELLTRA is the first and only FDA-approved delta-like ligand 3 (DLL3) targeting BiTE molecule.
•In May, the European Commission approved IMDYLLTRA as a monotherapy for the treatment of adults with extensive-stage small cell lung cancer (ES-SCLC) who require systemic therapy following disease progression on or after first-line platinum-based chemotherapy.
•Also in May, the China National Medical Products Administration (NMPA) granted full approval to IMDELLTRA for the treatment of second-line ES-SCLC and will be commercialized by BeOne in China.
•The Company is advancing a comprehensive, global clinical development program across extensive-stage (ES) and limited-stage (LS) SCLC:
◦DeLLphi-303, a Phase 1b study of IMDELLTRA in combination with a programmed cell death protein ligand-1 (PD-L1) inhibitor, carboplatin and etoposide or separately in combination with a PD-L1 inhibitor alone, is ongoing in patients with first-line ES-SCLC.
◦DeLLphi-305, a Phase 3 study of IMDELLTRA and durvalumab, is ongoing in first-line ES-SCLC in the maintenance setting.
◦DeLLphi-306, a Phase 3 study of IMDELLTRA following concurrent chemoradiation therapy, is ongoing in patients with LS-SCLC.
◦DeLLphi-308, a Phase 1b study evaluating subcutaneous tarlatamab, is enrolling patients with second-line or later ES-SCLC.

AMGEN REPORTS SECOND QUARTER 2026 FINANCIAL RESULTS

◦DeLLphi-309, a Phase 2 study evaluating alternative intravenous dosing regimens of IMDELLTRA, has completed its primary analysis. The primary analysis demonstrated that extended dosing intervals can result in durable responses with encouraging survival, with a safety profile in line with expectation. The Company will discuss these new data with regulators and detailed results will be presented at an upcoming medical congress.
◦DeLLphi-310, a Phase 1b study of IMDELLTRA in combination with YL201, a B7-H3 targeting antibody-drug conjugate (ADC), with or without a PD-L1 inhibitor, has completed enrollment of patients with ES-SCLC.
◦DeLLphi-311, a Phase 1b study of IMDELLTRA in combination with etakafusp alfa (AB248), a novel CD8+ T-cell selective interleukin-2 (IL-2), is enrolling patients with second-line or later ES-SCLC.
◦DeLLphi-312, a Phase 3 study of IMDELLTRA in combination with carboplatin, etoposide and durvalumab, is enrolling patients with first-line ES-SCLC.
◦DeLLphi-313, a Phase 1b study of IMDELLTRA in combination with zocilurtatug pelitecan, a DLL3 targeting ADC, with and without a PD-L1 inhibitor, is enrolling patients with ES-SCLC
◦DeLLphi-315, a Phase 3 study of subcutaneous tarlatamab, was initiated in patients with second-line ES-SCLC.

Xaluritamig (AMG 509)
•Xaluritamig is a first-in-class BiTE molecule targeting six-transmembrane epithelial antigen of the prostate 1 (STEAP1).
•XALute, a Phase 3 study of xaluritamig, has completed enrollment of patients with metastatic castration-resistant prostate cancer (mCRPC) who have previously been treated with taxane-based chemotherapy.
•XALience, a Phase 3 study of xaluritamig in combination with abiraterone, is enrolling patients with chemotherapy-naïve mCRPC.
•A Phase 1 study of xaluritamig monotherapy and xaluritamig in combination with abiraterone is enrolling patients with mCRPC who have not yet received taxane-based chemotherapy. This study is ongoing in patients with mCRPC who have previously received taxane-based chemotherapy in a fully outpatient treatment setting to further improve administration convenience.
•A Phase 1b study of neoadjuvant xaluritamig therapy prior to radical prostatectomy is enrolling patients with newly diagnosed localized intermediate or high‐risk prostate cancer.
•A Phase 1b study of xaluritamig is ongoing in patients with high-risk biochemically recurrent prostate cancer after definitive therapy.
•A Phase 1b study of xaluritamig in combination with androgen receptor pathway inhibitors is enrolling patients with metastatic hormone-sensitive prostate cancer.
•A Phase 1b study of xaluritamig is enrolling adults with mCRPC to evaluate an additional dosing regimen.
•A Phase 1b study of xaluritamig is enrolling adult, adolescent and pediatric patients with relapsed or refractory Ewing sarcoma.

AMGEN REPORTS SECOND QUARTER 2026 FINANCIAL RESULTS

LUMAKRAS/LUMYKRAS
•CodeBreaK 301, a Phase 3 study of LUMAKRAS in combination with Vectibix and FOLFIRI vs. FOLFIRI with or without bevacizumab-awwb, is enrolling patients with first-line KRAS G12C–mutated metastatic colorectal cancer.
•CodeBreaK 202, a Phase 3 study of LUMAKRAS plus platinum doublet chemotherapy vs. pembrolizumab plus chemotherapy, is enrolling patients with first-line KRAS G12C–mutated and PD-L1 negative advanced non-small cell lung cancer (NSCLC).

Nplate
•PROCLAIM, a Phase 3 study of Nplate for the treatment of chemotherapy-induced thrombocytopenia (CIT), is ongoing in patients with NSCLC, ovarian cancer, or breast cancer.
•ROMISTER, a Phase 3 study of Nplate plus predniso(lo)ne compared with predniso(lo)ne alone, was initiated in patients with untreated primary immune thrombocytopenia (ITP).

Biosimilars
•A randomized, double-blind comparative clinical study of ABP 206 compared with OPDIVO® (nivolumab) is ongoing in patients with treatment-naïve unresectable or metastatic melanoma.
•A randomized, double-blind pharmacokinetic similarity study of ABP 234 compared with KEYTRUDA® (pembrolizumab) is ongoing in patients with early-stage non-squamous NSCLC as adjuvant treatment.
•A randomized, double-blind combined pharmacokinetic/comparative clinical study of ABP 234 compared with KEYTRUDA is ongoing in patients with advanced or metastatic non-squamous NSCLC.
•A randomized, double-blind, pharmacokinetic similarity/comparative clinical study of ABP 692 compared with OCREVUS® (ocrelizumab) has completed enrollment of patients with relapsing-remitting multiple sclerosis.
•A randomized, double-blind, comparative clinical study of ABP 938 (8 mg) compared with EYLEA HD® (aflibercept) was initiated and is enrolling patients with neovascular age-related macular degeneration.

TEZSPIRE is being developed in collaboration with AstraZeneca.
Sunakiment (AMG 104/AZD8630) is being developed in collaboration with AstraZeneca.
Xaluritamig, formerly AMG 509, is being developed pursuant to a research collaboration with Xencor, Inc.
YL201 is an investigational B7-H3 targeting antibody-drug conjugate being developed by MediLink.
Zocilurtatug pelitecan is an investigational DLL3 targeting antibody-drug conjugate being developed by Zai Lab Limited.
Etakafusp alfa (AB248) is a novel CD8+ T cell selective IL-2 being developed by Asher Biotherapeutics.

AMGEN REPORTS SECOND QUARTER 2026 FINANCIAL RESULTS

OPDIVO is a registered trademark of Bristol-Myers Squibb Company.
KEYTRUDA is a registered trademark of Merck & Co., Inc.
OCREVUS is a registered trademark of Genentech, Inc.
EYLEA HD is a registered trademark of Regeneron Pharmaceuticals, Inc.

Non-GAAP Financial Measures
In this news release, management has presented its operating results for the second quarters of 2026 and 2025, in accordance with U.S. Generally Accepted Accounting Principles (GAAP) and on a non-GAAP basis. In addition, management has presented its full year 2026 EPS and tax guidance in accordance with GAAP and on a non-GAAP basis. These non-GAAP financial measures are computed by excluding certain items related to acquisitions, restructuring and certain other items from the related GAAP financial measures. Management has presented Free Cash Flow (FCF), which is a non-GAAP financial measure, for the second quarters of 2026 and 2025. FCF is computed by subtracting capital expenditures from operating cash flow, each as determined in accordance with GAAP.
The Company believes that its presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. The Company uses certain non-GAAP financial measures to enhance an investor’s overall understanding of the financial performance and prospects for the future of the Company’s normal and recurring business activities by facilitating comparisons of results of normal and recurring business operations among current, past and future periods. The Company believes that FCF provides a further measure of the Company’s liquidity.
The Company uses the non-GAAP financial measures set forth in the news release in connection with its own budgeting and financial planning internally to evaluate the performance of the business, including to allocate resources and to evaluate results relative to incentive compensation targets. The non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.
About Amgen
Amgen discovers, develops, manufactures and delivers innovative medicines to fight some of the world’s toughest diseases. Harnessing the best of biology and technology, Amgen reaches millions of patients with its medicines.
More than 45 years ago, Amgen helped establish the biotechnology industry at its U.S. headquarters in Thousand Oaks, California, and it remains at the cutting edge of innovation, using technology and human genetic data to push beyond what is known today. Amgen is advancing a broad and deep pipeline and portfolio of medicines to treat cancer, heart disease, inflammatory conditions, rare diseases and obesity and obesity-related conditions.

Amgen has been consistently recognized for innovation and workplace culture, including honors from Fast Company and Forbes. Amgen is one of the 30 companies that comprise the Dow Jones Industrial Average®, and it is also part of the Nasdaq-100 Index®, which includes the largest and most innovative non-financial companies listed on the Nasdaq Stock Market based on market capitalization.

For more information, visit Amgen.com and follow Amgen on X, LinkedIn, Instagram, YouTube, Facebook, TikTok and Threads.

AMGEN REPORTS SECOND QUARTER 2026 FINANCIAL RESULTS

Forward-Looking Statements
This news release contains forward-looking statements that are based on the current expectations and beliefs of Amgen. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including any statements on the outcome, benefits and synergies of collaborations, or potential collaborations, with any other company (including BeOne Medicines Ltd.), the performance of Otezla® (apremilast), our acquisitions of ChemoCentryx, Inc., Dark Blue Therapeutics, Ltd. or Horizon Therapeutics plc (including the prospective performance and outlook of Horizon's business, performance and opportunities, and any potential strategic benefits, synergies or opportunities expected as a result of such acquisition), as well as estimates of revenues, operating margins, capital expenditures, cash, other financial metrics, expected legal, arbitration, political, regulatory or clinical results or practices, customer and prescriber patterns or practices, reimbursement activities and outcomes, effects of pandemics or other widespread health problems on our business, outcomes, progress, and other such estimates and results. Forward-looking statements involve significant risks and uncertainties, including those discussed below and more fully described in the Securities and Exchange Commission reports filed by Amgen, including our most recent annual report on Form 10-K and any subsequent periodic reports on Form 10-Q and current reports on Form 8-K. Unless otherwise noted, Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.
No forward-looking statement can be guaranteed and actual results may differ materially from those we project. Our results may be affected by our ability to successfully market both new and existing products domestically and internationally, clinical and regulatory developments involving current and future products, sales growth of recently launched products, competition from other products including biosimilars, difficulties or delays in manufacturing our products and global economic conditions, including those resulting from geopolitical relations and government actions. In addition, sales of our products are affected by pricing pressure, political and public scrutiny and reimbursement policies imposed by third-party payers, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward managed care and healthcare cost containment. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We or others could identify safety, side effects or manufacturing problems with our products, including our devices, after they are on the market. Our business may be impacted by government investigations, litigation and product liability claims. In addition, our business may be impacted by the adoption of new tax legislation or exposure to additional tax liabilities. Further, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors, or we may fail to prevail in present and future intellectual property litigation. We perform a substantial amount of our commercial manufacturing activities at a few key facilities, including in Puerto Rico, and also depend on third parties for a portion of our manufacturing activities, and limits on supply may constrain sales of certain of our current products and product candidate development. An outbreak of disease or similar public health threat, and the public and governmental effort to mitigate against the spread of such disease, could have a significant adverse effect on the supply of materials for our manufacturing activities, the distribution of our products, the commercialization of our product candidates, and our clinical trial operations, and any such events may have a material adverse effect on our product development, product sales, business and results of operations. We rely on collaborations with third parties for the development of some of our product

AMGEN REPORTS SECOND QUARTER 2026 FINANCIAL RESULTS

candidates and for the commercialization and sales of some of our commercial products. In addition, we compete with other companies with respect to many of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates or development of new indications for existing products cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate or development of a new indication for an existing product will be successful and become a commercial product. Further, some raw materials, medical devices and component parts for our products are supplied by sole third-party suppliers. Certain of our distributors, customers and payers have substantial purchasing leverage in their dealings with us. The discovery of significant problems with a product similar to one of our products that implicate an entire class of products could have a material adverse effect on sales of the affected products and on our business and results of operations. Our efforts to collaborate with or acquire other companies, products or technology, and to integrate the operations of companies or to support the products or technology we have acquired, may not be successful, and may result in unanticipated costs, delays or failures to realize the benefits of the transactions. A breakdown, cyberattack or information security breach of our information technology systems could compromise the confidentiality, integrity and availability of our systems and our data. Our stock price is volatile and may be affected by a number of events. Our business and operations may be negatively affected by the failure, or perceived failure, of achieving our sustainability objectives. The effects of global climate change and related natural disasters could negatively affect our business and operations. Global economic conditions may magnify certain risks that affect our business. Our business performance could affect or limit the ability of our Board of Directors to declare a dividend or our ability to pay a dividend or repurchase our common stock. We may not be able to access the capital and credit markets on terms that are favorable to us, or at all.

###

CONTACT: Amgen, Thousand Oaks
Elissa Snook, 609-251-1407 (media)
Casey Capparelli, 805-447-1746 (investors)

AMGEN REPORTS SECOND QUARTER 2026 FINANCIAL RESULTS

Amgen Inc.
Consolidated Statements of Income - GAAP
(In millions, except per-share data)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025
Revenues:
Product sales	$9,537	$8,771	$17,755	$16,644
Other revenues	517	408	917	684
Total revenues	10,054	9,179	18,672	17,328

Operating expenses:
Cost of sales	2,811	3,011	5,555	5,979
Research and development	1,868	1,744	3,587	3,230
Selling, general and administrative	1,745	1,691	3,347	3,378
Other	116	77	3	907
Total operating expenses	6,540	6,523	12,492	13,494

Operating income	3,514	2,656	6,180	3,834

Other income (expense):
Interest expense, net	(673)	(694)	(1,330)	(1,417)
Other (expense) income, net	(73)	(394)	2	1,124

Income before income taxes	2,768	1,568	4,852	3,541

Provision for income taxes	393	136	658	379

Net income	$2,375	$1,432	$4,194	$3,162

Earnings per share:
Basic	$4.40	$2.66	$7.77	$5.88
Diluted	$4.37	$2.65	$7.71	$5.84

Weighted-average shares used in calculation of earnings per share:
Basic	540	538	540	538
Diluted	544	541	544	541

AMGEN REPORTS SECOND QUARTER 2026 FINANCIAL RESULTS

Amgen Inc.
Consolidated Balance Sheets - GAAP
(In millions)

	June 30,	December 31,
	2026	2025
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$13,989	$9,129
Trade receivables, net	10,227	9,570
Inventories	6,220	6,225
Other current assets	4,525	4,133
Total current assets	34,961	29,057

Property, plant and equipment, net	8,547	7,913
Intangible assets, net	20,487	22,276
Goodwill	18,668	18,680
Other noncurrent assets	12,976	12,660
Total assets	$95,639	$90,586

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$20,057	$20,890
Current portion of long-term debt	5,445	4,599
Total current liabilities	25,502	25,489

Long-term debt	51,859	50,005
Long-term deferred tax liabilities	1,301	1,366
Long-term tax liabilities	2,844	2,690
Other noncurrent liabilities	2,445	2,378
Total stockholders’ equity	11,688	8,658
Total liabilities and stockholders’ equity	$95,639	$90,586

Shares outstanding	541	539

AMGEN REPORTS SECOND QUARTER 2026 FINANCIAL RESULTS

Amgen Inc.
GAAP to Non-GAAP Reconciliations
(Dollars in millions)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025
GAAP cost of sales	$2,811	$3,011	$5,555	$5,979
Adjustments to cost of sales:
Acquisition-related expenses (a)	(937)	(1,460)	(2,078)	(3,008)
Non-GAAP cost of sales	$1,874	$1,551	$3,477	$2,971

GAAP cost of sales as a percentage of product sales	29.5%	34.3%	31.3%	35.9%
Acquisition-related expenses (a)	(9.9)	(16.6)	(11.7)	(18.0)
Non-GAAP cost of sales as a percentage of product sales	19.6%	17.7%	19.6%	17.9%

GAAP research and development expenses	$1,868	$1,744	$3,587	$3,230
Adjustments to research and development expenses:
Acquisition-related expenses (b)	(17)	(59)	(25)	(70)
Non-GAAP research and development expenses	$1,851	$1,685	$3,562	$3,160

GAAP research and development expenses as a percentage of product sales	19.6%	19.9%	20.2%	19.4%
Acquisition-related expenses (b)	(0.2)	(0.7)	(0.1)	(0.4)
Non-GAAP research and development expenses as a percentage of product sales	19.4%	19.2%	20.1%	19.0%

GAAP selling, general and administrative expenses	$1,745	$1,691	$3,347	$3,378
Adjustments to selling, general and administrative expenses:
Acquisition-related expenses (c)	(6)	(30)	(12)	(62)
Certain net charges pursuant to our restructuring and cost-savings initiatives	(22)	(11)	(35)	(11)
Total adjustments to selling, general and administrative expenses	(28)	(41)	(47)	(73)
Non-GAAP selling, general and administrative expenses	$1,717	$1,650	$3,300	$3,305

GAAP selling, general and administrative expenses as a percentage of product sales	18.3%	19.3%	18.9%	20.3%
Acquisition-related expenses (c)	(0.1)	(0.3)	(0.1)	(0.3)
Certain net charges pursuant to our restructuring and cost-savings initiatives	(0.2)	(0.2)	(0.2)	(0.1)
Non-GAAP selling, general and administrative expenses as a percentage of product sales	18.0%	18.8%	18.6%	19.9%

GAAP operating expenses	$6,540	$6,523	$12,492	$13,494
Adjustments to operating expenses:
Adjustments to cost of sales	(937)	(1,460)	(2,078)	(3,008)
Adjustments to research and development expenses	(17)	(59)	(25)	(70)
Adjustments to selling, general and administrative expenses	(28)	(41)	(47)	(73)
Impairment of intangible assets (d)	—	—	—	(800)
Certain net charges pursuant to our restructuring and cost-savings initiatives	(1)	(24)	(21)	(23)
Certain other expenses (e)	(115)	(53)	18	(84)
Total adjustments to operating expenses	(1,098)	(1,637)	(2,153)	(4,058)
Non-GAAP operating expenses	$5,442	$4,886	$10,339	$9,436

AMGEN REPORTS SECOND QUARTER 2026 FINANCIAL RESULTS

	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025
GAAP operating income	$3,514	$2,656	$6,180	$3,834
Adjustments to operating expenses	1,098	1,637	2,153	4,058
Non-GAAP operating income	$4,612	$4,293	$8,333	$7,892

GAAP operating income as a percentage of product sales	36.8%	30.3%	34.8%	23.0%
Adjustments to cost of sales	9.9	16.6	11.7	18.0
Adjustments to research and development expenses	0.2	0.7	0.1	0.4
Adjustments to selling, general and administrative expenses	0.3	0.6	0.3	0.3
Impairment of intangible assets (d)	0.0	0.0	0.0	4.9
Certain net charges pursuant to our restructuring and cost-savings initiatives	0.0	0.2	0.1	0.2
Certain other expenses (e)	1.2	0.5	(0.1)	0.6
Non-GAAP operating income as a percentage of product sales	48.4%	48.9%	46.9%	47.4%

GAAP other (expense) income, net	$(73)	$(394)	$2	$1,124
Adjustments to other (expense) income, net:
Net losses (gains) from equity investments (f)	189	591	291	(700)
Non-GAAP other income, net	$116	$197	$293	$424

GAAP income before income taxes	$2,768	$1,568	$4,852	$3,541
Adjustments to income before income taxes:
Adjustments to operating expenses	1,098	1,637	2,153	4,058
Adjustments to other (expense) income, net	189	591	291	(700)
Total adjustments to income before income taxes	1,287	2,228	2,444	3,358
Non-GAAP income before income taxes	$4,055	$3,796	$7,296	$6,899

GAAP provision for income taxes	$393	$136	$658	$379
Adjustments to provision for income taxes:
Income tax effect of the above adjustments (g)	207	401	383	618
Other income tax adjustments (h)	32	1	33	(5)
Total adjustments to provision for income taxes	239	402	416	613
Non-GAAP provision for income taxes	$632	$538	$1,074	$992

GAAP tax as a percentage of income before taxes	14.2%	8.7%	13.6%	10.7%
Adjustments to provision for income taxes:
Income tax effect of the above adjustments (g)	0.6	5.5	0.7	3.8
Other income tax adjustments (h)	0.8	0.0	0.4	(0.1)
Total adjustments to provision for income taxes	1.4	5.5	1.1	3.7
Non-GAAP tax as a percentage of income before taxes	15.6%	14.2%	14.7%	14.4%

GAAP net income	$2,375	$1,432	$4,194	$3,162
Adjustments to net income:
Adjustments to income before income taxes, net of the income tax effect	1,080	1,827	2,061	2,740
Other income tax adjustments (h)	(32)	(1)	(33)	5
Total adjustments to net income	1,048	1,826	2,028	2,745
Non-GAAP net income	$3,423	$3,258	$6,222	$5,907

Note: Numbers may not add due to rounding

AMGEN REPORTS SECOND QUARTER 2026 FINANCIAL RESULTS

Amgen Inc.
GAAP to Non-GAAP Reconciliations
(In millions, except per-share data)
(Unaudited)

The following table presents the computations for GAAP and non-GAAP diluted earnings per share:

	Three months ended June 30, 2026		Three months ended June 30, 2025
	GAAP	Non-GAAP	GAAP	Non-GAAP
Net income	$2,375	$3,423	$1,432	$3,258

Shares (Denominator):
Weighted-average shares for diluted EPS	544	544	541	541

Diluted EPS	$4.37	$6.29	$2.65	$6.02

	Six months ended June 30, 2026		Six months ended June 30, 2025
	GAAP	Non-GAAP	GAAP	Non-GAAP
Net income	$4,194	$6,222	$3,162	$5,907

Shares (Denominator):
Weighted-average shares for diluted EPS	544	544	541	541

Diluted EPS	$7.71	$11.44	$5.84	$10.92

(a)	The adjustments related primarily to noncash amortization of intangible assets and fair value step-up of inventory acquired from business combinations.

(b)	For the three months ended June 30, 2026, the adjustment related primarily to acquisition-related expenses related to our Horizon acquisition. For the six months ended June 30, 2026, the adjustment related primarily to noncash amortization of intangible assets acquired from business combinations. For the three and six months ended June 30, 2025, the adjustments related primarily to acquisition-related expenses related to our Horizon acquisition.

(c)	For the three and six months ended June 30, 2026 and 2025, the adjustments related primarily to acquisition-related expenses related to our Horizon acquisition.

(d)	For the six months ended June 30, 2025, the adjustment related to an intangible asset impairment charge for Otezla®.

(e)	For the three and six months ended June 30, 2026, the adjustments included litigation expenses and settlements, respectively.

(f)	For the three and six months ended June 30, 2026 and 2025, the adjustments related primarily to our BeOne Medicines Ltd. equity fair value adjustment.

(g)	The tax effect of the adjustments between our GAAP and non-GAAP results takes into account the tax treatment and related tax rate(s) that apply to each adjustment in the applicable tax jurisdiction(s). Generally, the tax impact of adjustments, including the amortization and impairments of intangible assets and acquired inventory, gains and losses on our investments in equity securities and expenses related to restructuring and cost-savings initiatives, depends on whether the amounts are deductible in the respective tax jurisdictions and the applicable tax rate(s) in those jurisdictions. Due to these factors, the effective tax rate for the adjustments to our GAAP income before income taxes for the three and six months ended June 30, 2026, was 16.1% and 15.7%, respectively, compared to 18.0% and 18.4%, respectively, for the corresponding periods of the prior year.

(h)	The adjustments related to certain acquisition-related, prior-period and other items excluded from GAAP earnings.

AMGEN REPORTS SECOND QUARTER 2026 FINANCIAL RESULTS

Amgen Inc.
Reconciliations of Cash Flows
(In millions)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025
Net cash provided by operating activities	$4,002	$2,280	$6,191	$3,671
Net cash used in investing activities	(569)	(389)	(1,285)	(836)
Net cash used in financing activities	(1,482)	(2,673)	(46)	(6,780)
Increase (decrease) in cash and cash equivalents	1,951	(782)	4,860	(3,945)
Cash and cash equivalents at beginning of period	12,038	8,810	9,129	11,973
Cash and cash equivalents at end of period	$13,989	$8,028	$13,989	$8,028

	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025
Net cash provided by operating activities	$4,002	$2,280	$6,191	$3,671
Capital expenditures	(513)	(369)	(1,225)	(780)
Free cash flow	$3,489	$1,911	$4,966	$2,891

AMGEN REPORTS SECOND QUARTER 2026 FINANCIAL RESULTS

Amgen Inc.
Reconciliation of GAAP EPS Guidance to Non-GAAP
EPS Guidance for the Year Ending December 31, 2026
(Unaudited)

GAAP diluted EPS guidance	$15.80	—	$17.08
Known adjustments to arrive at non-GAAP*:
Acquisition-related expenses (a)	6.04	—	6.12
Net losses from equity investments		0.42
Other		(0.04)
Non-GAAP diluted EPS guidance	$22.30	—	$23.50

* The known adjustments are presented net of their related tax impact, which amount to approximately $1.29 per share.

(a) The adjustment primarily includes noncash amortization of intangible assets and fair value step-up of inventory acquired in business combinations.

Our GAAP diluted EPS guidance does not include the effect of GAAP adjustments triggered by events that may occur subsequent to this press release such as acquisitions, asset impairments, litigation, changes in fair value of our contingent consideration obligations and changes in fair value of our equity investments.

Reconciliation of GAAP Tax Rate Guidance to Non-GAAP
Tax Rate Guidance for the Year Ending December 31, 2026
(Unaudited)

GAAP tax rate guidance	14.5%	—	16.0%
Tax rate of known adjustments discussed above		0.5%
Non-GAAP tax rate guidance	15.0%	—	16.5%